TODD SHIPYARDS CORPORATION

ANNOUNCES QUARTERLY FINANCIAL RESULTS FOR

SEPTEMBER 30, 2007

VIA FACSIMILE	CONTACT: HILARY PICKEREL
TOTAL PAGES - 3	SHAREHOLDER RELATIONS
(206) 623-1635 Ext. 106

SEATTLE, WASHINGTON...November 8, 2007...Todd Shipyards Corporation announced financial results for the second quarter ended September 30, 2007. For the quarter, we reported net loss of $0.3 million or $0.05 per diluted share on revenue of $27.2 million. For the prior year second quarter ended October 1, 2006, we reported net income of $0.2 million or $0.03 per diluted share on revenue of $16.5 million.

Our second quarter revenue of $27.2 million reflects an increase of $10.8 million (65%) from the same period last fiscal year. The quarter to quarter increase largely results from higher ship repair and new construction volumes on a range of projects, including Excavator Barge, USCGC Polar Sea and USS John C. Stennis.

For the quarter ended September 30, 2007, we reported an operating loss of $1.5 million. In the prior year quarter ended October 1, 2006, we reported operating loss of $0.5 million. The increased operating loss in the second quarter of fiscal 2008 versus the second quarter of the prior year primarily results from a year-on-year increase in the share of total work volumes executed under fixed price contracts, which are characterized by higher costs as a percentage of revenue, and cost increases on certain fixed price projects.

We reported investment and other income of $1.0 million and $0.6 million for the quarters ended September 30, 2007 and October 1, 2006, respectively.

For the second quarter ended September 30, 2007, we reported a loss before income taxes of $0.4 million and recorded $0.1 million of federal income tax benefit, resulting in net loss for the period of $0.3 million. For the prior year second quarter ended October 1, 2006, we reported income before income taxes of $0.3 million and recorded $0.1 million in federal income tax expense, resulting in net income reported for the period of $0.2 million.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements contained in this Release which are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, which could cause the outcome to be materially different than stated. Such risks and uncertainties include matters which relate directly to the Company's operations and properties and are discussed in the Company's filings with the Securities & Exchange Commission, as well as general economic risks and uncertainties. The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

The results of operations are as follows:

TODD SHIPYARDS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
Periods ended September 30, 2007 and October 1, 2006
(in thousands of dollars, except per share data)

A copy of our financial statements for the quarter ended September 30, 2007 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. Our Form 10-Q should be read in conjunction with this earnings report.

TODD SHIPYARDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2007 and April 1, 2007
(in thousands of dollars)

A copy of our financial statements for the quarter ended September 30, 2007 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. Our Form 10-Q should be read in conjunction with this earnings report.